Exhibit 10.48

November 11, 2019

Mr. James Stewart
Via E-mail to JStewart@keanegrp.com

Re:     Letter Agreement

Dear James:

This letter (“Letter”) confirms that your employment with NexTier Oilfield Solutions Inc. f/k/a Keane Group, Inc. and its subsidiaries (collectively, “NexTier”) and your term as Chairman of the Board of Directors of NexTier (the “Board”) terminated on October 31, 2019 (the “Separation Date”). The terms of this Letter, including the Severance Payments set forth in Section 3 below, were approved by the Compensation Committee of the Board on October 25, 2019.
1.Separation from Employment. Except as otherwise expressly provided herein, the Separation Date will be the termination date of your employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through NexTier or any of its affiliates (collectively, the “NexTier Entities”).
2.    Accrued Benefits. Upon the Separation Date, you will be entitled to the following (collectively, the “Accrued Benefits”): (i) your accrued but unpaid base salary to the Separation Date in accordance with Section 5.1 of the Third Amended and Restated Employment Agreement between you, KGH Intermediate Holdco II, LLC and Keane Group, Inc., dated as of January 3, 2017 (the “Employment Agreement”); (ii) any employee benefits that you is entitled to receive pursuant to any employee benefit plan or program of NexTier (other than any severance plans) in accordance with the terms of such employee benefit plan or program; (iii) any accrued but unpaid time off to be paid in accordance with applicable NexTier policy; and (iv) expenses reimbursable under Section 5.6 of your Employment Agreement that were incurred but not yet reimbursed to you to the Separation Date in accordance with NexTier’s expense reimbursement policy.
3.    Severance Benefits. In addition to your Accrued Benefits, provided you execute this Letter and do not revoke the General Release (as defined below) and continue to comply with the terms of this Letter, beginning on the sixtieth (60th) day following the Separation Date, NexTier will pay to you the following payments pursuant to Section 6.2 of the Employment Agreement (the “Severance Payments”):
(a)    cash severance in a total amount equal to $4,000,000, representing two (2) times the sum of (x) your base salary of $1,000,000 as of the Separation Date plus (y) the lesser of (A) $1,500,000, the average of the Bonuses (as defined in the Employment Agreement) that you received in respect of calendar years 2017 and 2018 or (B) one-hundred percent (100%) of your base salary of $1,000,000, payable over the period of twenty-four (24) months following the Separation Date in equal monthly installments, with any payments that would otherwise have been owed to you prior to the sixtieth (60th) day following the Separation Date made to you on the sixtieth (60th) day following the Separation Date; and
(b)    a prorated Bonus for calendar year 2019, if any, of 83.29% (representing the number of days you were employed by NexTier during calendar year 2019 prior to the Separation Date) of the Bonus to which you would have otherwise been entitled had you remained employed by NexTier through the payment date of such Bonus, payable no later than March 15, 2020.
4.    Equity Awards.
(a)    By action of the Board, on November 4, 2019, you became one-hundred percent (100%) vested in your unvested stock options and time-based restricted stock unit awards under the NexTier Oilfield Solutions Inc. Equity and Incentive Award Plan (f/k/a Keane Group, Inc. Equity and Incentive Award Plan) (the “Equity Plan”) set forth on Exhibit A.
(b)    As a result of the consummation of the transactions contemplated by the Agreement and Plan of Merger by and among C&J Energy Services, Inc., a Delaware corporation, Keane Group, Inc., a Delaware corporation and King Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of Keane Group, Inc., dated as of June 16, 2019, as of the date hereof, you have become one-hundred percent (100%) vested at the target level in your performance-based restricted stock units set forth on Exhibit A.
5.    Acknowledgements. You acknowledge and agree that, except as set forth in Sections 2 through 4, you are not entitled to and will not be entitled to any other compensation or benefits of any kind or description in connection with the termination of your employment with each NexTier Entity. Such compensation and benefits constitute the total consideration to be paid or provided to you by NexTier in connection with the termination of your employment with NexTier and are in lieu of any and all payments and/or other consideration of any kind which at any time have been the subject of any prior discussion, representations, inducements or promises, oral or written, direct or indirect, contingent or otherwise. Notwithstanding anything herein to the contrary, nothing in this Letter will (i) terminate, adversely impact or otherwise modify any rights or entitlements, monetary or otherwise, due to you solely as a result of your continued service as a Director of NexTier or (ii) affect your indemnification rights under NexTier’s corporate governing documents or affect any of your indemnification and related rights under the Indemnification Agreement between you and Keane Group, Inc., dated as of January 9, 2017
6.    Taxes. All payments made pursuant to this Letter will be subject to reduction to satisfy all applicable federal, state and local withholding tax obligations.
7.    General Release. In consideration of the Severance Payments and other good and valuable consideration to which you agree that you would not otherwise be entitled without executing this Letter, you, on your own behalf and on behalf of your heirs, executors, administrators, and assigns, hereby release the NexTier Entities and each of their respective parents, subsidiaries and affiliates, and any and all of their respective present and former directors, officers, partners, principals, members, stockholders, employees, agents, attorneys, successors and assigns (collectively, the “Released Parties”), from any and all claims, charges, manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments and demands whatsoever which you, or your heirs, executors, administrators and assigns have, or may hereafter have, against the Released Parties arising out of or by reason of any cause, matter or thing whatsoever, whether known or unknown, from the beginning of the world to the date hereof, including without limitation the Employment Agreement, any and all matters relating to your employment by any NexTier Entity and the termination thereof, your compensation and employee benefits as an employee of any NexTier Entity, your severance benefits from any NexTier Entity, and all matters arising under any federal, state or local statute, rule or regulation or principle of contract law or common law, including, but not limited to, claims arising under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., and the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., all as amended (the foregoing referred to herein as the “General Release”). Notwithstanding the foregoing, nothing in this Letter will: (i) affect any vested employee benefits to which you may be entitled under any existing employee benefit plans of a NexTier Entity, (ii) affect your equity interests in NexTier or in Keane Investor Holdings LLC, (iii) affect your indemnification rights under NexTier’s corporate governing documents or affect any of your indemnification and related rights under the Indemnification Agreement between you and Keane Group, Inc., dated as of January 9, 2017, or (iv) prohibit you from enforcing this Letter.
8.    No Pending or Future Claims. You will not bring any legal action against any of the Released Parties for any claim waived and released under the General Release. You represent and warrant that (a) no such claim has been filed to date and (b) you have not assigned, transferred or purported to assign or transfer any claim against the Released Parties.
9.    Continuing Obligations. You represent and warrant that you have complied with and agree to continue to comply with your ongoing obligations under Section 7 of the Employment Agreement, which include, but are not limited to, obligations regarding confidentiality, cooperation, non-solicitation or hire, non-competition, property and nondisparagement, which are incorporated into this Letter by reference.
10.    Return of NexTier Property. You agree that you have returned to NexTier all property (including property purchased or paid for by NexTier in your possession, custody or control) which belongs to NexTier, including any keys, access cards, computers, cellphones, pagers or other equipment, and any NexTier records, files, data and documents (whether on a work or personal computer, in electronic format or otherwise, unaltered and unmodified, and whether confidential in nature or not). You will immediately, upon request, report to NexTier any passwords for your computer or other access codes for anything associated with your employment with NexTier.
11.    Remedy for Breach; Reformation and Severability. You acknowledge and agree that your breach or threatened breach of Section 9 of this Letter will result in irreparable and continuing damage to the NexTier Entities for which there may be no adequate remedy at law and that the NexTier Entities will be entitled to seek equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach, without requiring the posting of a bond. You hereby consent to the grant of an injunction (temporary or otherwise) against you or the entry of any other court order against you prohibiting and enjoining you from violating, or directing you to comply with, any provision of Section 9 of this Letter. You also agree that such remedies will be in addition to any and all remedies, including damages, available to the NexTier Entities against you for such breaches or threatened or attempted breaches. In addition, without limiting the NexTier Entities’ remedies for any breach of any restriction on you set forth in Section 7 of the Employment Agreement (as incorporated herein pursuant to Section 9 of this Letter), except as required by law, you will not be entitled to the Severance Payments if you have breached the covenants applicable to you contained in Section 7 of the Employment Agreement, you will immediately return to NexTier any portion of the Severance Payments previously received by you upon such a breach and, in the event of such breach, NexTier will have no obligation to pay any portion of the Severance Payments that remains payable by NexTier under Section 2 of this Letter. In case any provision of Section 9 of this Letter is declared by a court of competent jurisdiction to be invalid, illegal or unenforceable as written, you and NexTier agree that the court will modify and reform such provision to permit enforcement to the greatest extent possible permitted by law. If any term, provision, covenant or restriction of this Letter, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government, or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, then the remainder of the terms, provisions, covenants and restrictions of this Letter will remain in full force and effect and will in no way be affected, impaired or invalidated.
12.    Miscellaneous.
(a)    You acknowledge that you are not otherwise entitled to receive the Severance Payments from NexTier by virtue of your employment with any NexTier Entity or for any other reason.
(b)    You represent and warrant that you fully understand the terms of this Letter and that you knowingly and voluntarily, of your own free will without any duress, being fully informed and after due deliberation, accept its terms and sign the same as your own free act. You further represent and warrant that, except as set forth herein, no promises or inducements for this Letter have been made, and you are entering into this Letter without reliance upon any statement or representation by any of the Released Parties or any other person, concerning any fact material hereto. You understand that as a result of your execution of this Letter, you will not have the right to assert that NexTier unlawfully terminated your employment or violated any rights in connection with your employment or service.
(c)    You represent and warrant that you have no claims against the Released Parties related to sexual harassment or sexual abuse.
13.    Effective Date of General Release.
(a)    The General Release is valid only if this Letter is signed by you and returned to NexTier on or within twenty-two (22) calendar days of the date you first receive this Letter. You acknowledge that NexTier has provided you with at least twenty-one (21) calendar days from the date upon which this Letter is first delivered to you within which to consider the terms and effect of the General Release. If you elect to execute this Letter before the expiration of the twenty-one (21) day period, you acknowledge that you have chosen, of your own free will without any duress, to waive your right to the full twenty-one (21) day period. You acknowledge and agree that any changes to this Letter from the time it was first offered to you, whether material or immaterial, do not restart the running of the twenty-one (21) day period.
(b)    You have seven (7) calendar days following the date you sign this Letter during which to revoke the General Release, by notifying in writing Kevin M. McDonald, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary of NexTier at the address for NexTier provided in Section 22. Provided you do not revoke the General Release, the General Release will become effective on the eighth (8th) day following NexTier’s receipt of the valid Letter signed by you. NexTier’s obligation to provide the Severance Payments will automatically terminate if you revoke the General Release.
(c)    NexTier hereby advises you to consult with an attorney prior to signing this Letter.
14.    Notice of Rights and Exceptions.
(a)    You understands that nothing contained in this Letter limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand that this Letter does not limit your ability to communicate with any Government Agencies, including to report possible violations of federal law or regulation, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or otherwise to participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to NexTier. This Letter does not limit your right to receive an award for information provided to any Government Agencies.
(b)    You will not be criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
15.    Non-Admission; Inadmissibility. This Letter does not constitute an admission by NexTier or any other Released Party that any action it took with respect to you was wrongful, unlawful or in violation of any local, state or federal act, statute or constitution, or susceptible of inflicting any damages or injury on you, and NexTier specifically denies any such wrongdoing or violation. This Letter’s execution and implementation may not be used as evidence, and will not be admissible in a subsequent proceeding of any kind, except one alleging a breach of this Letter.
16.    Entire Agreement. This Letter, including provisions of the Employment Agreement incorporated herein by reference, constitutes the entire understanding between the parties, and except as set forth herein, supersedes any and all prior agreements or understandings between the parties with respect to the subject matter hereof. Notwithstanding the foregoing (a) your awards pursuant the Equity Plan will continue to be governed by the terms of the Equity Plan and accompanying award agreements, and (b) this Agreement does not affect your indemnification rights under NexTier’s corporate governing documents or any of your indemnification and related rights under the indemnification Agreement between you and Keane Group, Inc., dated as of January 9, 2017.
17.    Amendments and Waivers. No provisions of this Letter may be amended, modified, waived or discharged except as agreed to in writing by the parties hereto. The failure of a party to insist upon strict adherence to any term or provision of this Letter on any occasion will not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or provision or any other term of this Letter.
18.    Construction. Neither this Letter nor any provision hereof will be construed against either of the parties on the basis of whether either of the parties had a greater role in drafting it than the other party.
19.    Severability. If any provision of this Letter is found to be invalid or unenforceable for any reason whatsoever, the remainder of this Letter will remain in effect.
20.    Governing Law and Venue. This Letter will be governed by and construed in accordance with the laws of Texas, without regard to any choice of law provisions thereof. The parties acknowledge and agree that any claims, disputes or controversies between the parties relating to or arising out of this Letter will be resolved in accordance with Section 9.5(b) of the Employment Agreement, which is incorporated into this Letter by reference.
21.    Section 409A. For purposes of Section 409A of the Internal Revenue Code (“Section 409A”), your right to receive any installment payments will be treated as a right to receive a series of separate and distinct payments. The parties intend that you will have a “separation from service” from NexTier on the Separation Date. You acknowledge that you are a “specified employee.” With respect to any amounts that are payable to you under Section 3(a) of this Letter (i) during the six (6) month period following the Separation Date, (ii) constitute “nonqualified deferred compensation” under Section 409A, and (iii) are payable as a result of your separation from service, then payment of such amounts will be delayed until the first business day that is at least seven (7) months following the Separation Date (or, if earlier, your death). Notwithstanding the foregoing, you agree that each installment paid to you pursuant to Section 3(a) of this Letter during the six (6) month period following the Separation Date does not constitute “nonqualified deferred compensation” pursuant to Treas. Reg. § 1.409A-1(b)(4) and Treas. Reg. § 1.409A-1(b)(9)(iii).
22.    Notices. Any notice or other communication required or which may be given hereunder will be in writing and will be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid or overnight mail and will be deemed given when so delivered personally, or sent by facsimile transmission or, if mailed, three (3) business days after the date of mailing or one (1) business day after overnight mail, as follows:
(a)    If to NexTier, to:
General Counsel
NexTier Oilfield Solutions Inc.
43990 Rogerdale Road
Houston, TX 77042
Telephone: (713) 960-0381 x 18
(b)    If to you, to the address and contact information reflected in NexTier’s records at the time of such notice.
23.    Headings. The headings in this Letter are for convenience of reference only and will not limit or otherwise affect the meaning of terms contained herein.
24.    Successors and Assigns. This Letter, and the rights and obligations hereunder, may not be assigned by you without the express written consent of NexTier. Each of the parties agrees and acknowledges that this Letter, and all of its terms, will be binding upon their representatives, heirs, executors, administrators, successors and assigns.
25.    Counterparts. This Letter may be executed in counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument. Facsimile transmission of signatures on this Letter will be deemed to be original signatures and will be acceptable to the parties for all purposes. In addition, transmission by electronic mail of a PDF document created from the originally signed document will be acceptable to the parties for all purposes.
(a)    [Signatures follow on next page.]
Sincerely,
NEXTIER OILFIELD SOLUTIONS INC.

By:	/s/Kevin McDonald Name: Kevin M. McDonald Title: Executive Vice President, Chief Administrative Officer & General Counsel

Confirmed and Agreed:

/s/James Stewart
James Stewart

Date:         12/03/2019

Exhibit A

Outstanding Equity Awards

Stock Options

Time-Based Restricted Stock Units

Performance-Based Restricted Stock Units

DOC ID - 32813580.10	1